FIRST AMENDMENT
TO TERM LOAN AGREEMENT

            This FIRST AMENDMENT TO TERM LOAN AGREEMENT (this "Amendment"), dated as of September 6, 2002 (the "First Amendment Date"), between MARINER ENERGY LLC, a Delaware limited liability company (the "Borrower"), and ECTMI TRUTTA HOLDINGS LP, a Delaware limited liability company (the "Lender"), under the Term Loan Agreement, dated as of March 21, 2000, between the Borrower and the Lender (as amended and modified to date in accordance with the provisions thereof, the "Term Loan Agreement").

RECITALS

            WHEREAS, by written assignments each dated and effective as of December 21, 2000, Enron North America Corp., the original "Lender" under the Term Loan Agreement, assigned to ECT Merchant Investments Corp. ("ECTMI") and ECTMI assigned to the Lender, all right, title and interest in and to (a) the Term Loan Agreement and (b) the Note;

            WHEREAS, the Final Maturity Date under the Term Loan Agreement and the Note is March 20, 2003;

            WHEREAS, the Borrower has requested that the Lender amend the Term Loan Agreement to extend the Final Maturity Date thereunder for an additional year; and

            WHEREAS, the Lender is willing to grant the requested amendment on the terms and conditions set forth herein.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            Section 1. Defined Terms. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Term Loan Agreement.

            Section 2. Amendments

            (a) Amendments to Section 1.02 of the Term Loan Agreement.

(i) Section 1.02 of the Term Loan Agreement is hereby amended by deleting the definition of "Final Maturity Date" in its entirety and replacing it with the following:

“Final Maturity Date” shall mean the earlier of (i) the date the Note is prepaid pursuant to Section 2.04 hereof, (ii) the date the Note becomes due and payable pursuant to the provisions of Section 8.02, (iii) the date that is one Business Day following the IPO Date, and (iv) March 20, 2004.”

(ii) Section 1.02 of the Term Loan Agreement is hereby amended by adding thereto the following new definitions:

“Board of Directors” shall mean the Board of Directors of Mariner Energy, Inc. or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” shall mean the occurrence of any of the following events:

(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Mariner Energy, Inc.; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Mariner Energy, Inc. than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

            (ii) during any period of two consecutive years from and after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Mariner Energy, Inc. was approved by a vote of a majority of the directors of Mariner Energy, Inc. then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iii) the merger or consolidation of Mariner Energy, Inc. with or into another Person or the merger of another Person with or into Mariner Energy, Inc., or the sale of all or substantially all the assets of Mariner Energy, Inc. to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Mariner Energy, Inc. that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Mariner Energy, Inc. are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

“Exchange Act”shall mean the Securities Exchange Act of 1934, as amended.

“Issue Date” shall mean the date on which the 10-1/2% Senior Subordinated Notes Due 2006 were issued under that certain Indenture, dated as of August 1, 1996, between Mariner Energy, Inc., as Issuer, and United States Trust Company of New York, as Trustee.

“Permitted Holders” shall mean (a) Enron Corp., (b) the California Public Employees’ Retirement System or (c) Joint Energy Development Investments Limited Partnership or another entity or entities, as long as Joint Energy Development Investments Limited Partnership or such other entity or entities is controlled, directly or indirectly, by (i) Enron Corp., (ii) the California Public Employees’ Retirement System or (iii) any combination of any of the foregoing entities.

“Preferred Stock”, as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Voting Stock” of a Person shall mean all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

            (b) Amendment to Section 2.04 of the Term Loan Agreement. Section 2.04 of the Term Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a) Optional Prepayments. The Borrower may prepay the Loan upon not less than three (3) Business Days' prior written notice to the Lender, which notice shall specify the prepayment date (which shall be a Business Day). Such prepayments shall be in the minimum principal amount of $1,000,000 and in integral multiples of $100,000, or in the aggregate unpaid principal amount of the Loan outstanding. Upon such prepayment, all accrued and unpaid interest with respect to the prepaid principal amount of the Loan is due and payable by the Borrower to the Lender on the date of such prepayment.

(b) Mandatory Prepayments. The Borrower shall prepay the Loan:

(i) in whole or in part, together with interest accrued thereon, from the net cash proceeds received by the Borrower with respect to the securities offering effected on the IPO Date, within one Business Day after the IPO Date;

            (ii) in whole or in part, together with interest accrued thereon, from the net cash proceeds of Refunding Debt or sale of equity (other than in an initial public offering) within one Business Day after the date any Refunding Debt is incurred or such sale is consummated; and

(iii) in whole, together with interest accrued thereon, upon the occurrence of a Change of Control."

Any partial prepayment shall be applied first to accrued, unpaid interest on and then to the principal of the Note. Prepayments permitted or required under Section 2.04 shall be without premium or penalty.”

(c) Amendment to Section 6.02 of the Term Loan Agreement. Section 6.02 of the Term Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“ Section 6.02 Limitation on Indebtedness. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any consolidated Indebtedness other than consolidated Indebtedness outstanding on the Closing Date, the Loan and the Senior Indebtedness.”

            Section 3. Effectiveness of Amendment. This Amendment shall become effective as of the First Amendment Date, by which time the Borrower shall have duly executed and delivered to the Lender, and the Lender shall have duly executed and delivered to the Borrower, a counterpart of this Amendment (which executions and deliveries may be effected by delivery and receipt by facsimile transmission).

            Section 4. Representations and Warranties; No Defaults. The Borrower hereby represents and warrants that:

            (a) after giving effect to the amendments set forth in Section 2 of this Amendment:

(i) the representations and warranties of the Borrower contained in the Term Loan Agreement are true and correct on and as of the First Amendment Date as if made on and as of the First Amendment Date, except to the extent such representations and warranties expressly relate to a particular date, in which case, such representations and warranties were true and correct on and as of such date and except that, in the case of the representation and warranty in Section 7.02(b) of the Term Loan Agreement, (1) the number of Common Shares reserved for issuance under employee option and other plans is 2,433,600 and (2) 900,000 Common Shares are issuable upon exercise of outstanding warrants; and

(ii) no Event of Default has occurred or is continuing;

            (b) the execution and delivery by the Borrower of this Amendment, the performance by the Borrower of this Amendment and the Term Loan Agreement, as amended by this Amendment, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof:

(i) are within the Borrower's limited liability company or other powers;

            (ii) have been duly authorized by all necessary limited liability company or other action of the Borrower;

            (iii) do not and will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, or give rise to a right of purchase under, result in the creation of any lien upon any of the material properties or assets of the Borrower or any of its Subsidiaries under, or otherwise result in a material detriment to the Borrower or any of its Subsidiaries under, any provision of (A) any organizational documents of the Borrower or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or other contract or agreement, arrangement or understanding to which the Borrower or any of its Subsidiaries is a party or otherwise bound or by which any of them or their respective properties are bound, (C) any joint venture or other ownership arrangement to which the Borrower or any of its Subsidiaries is a party or otherwise bound or by which any of them or their respective properties is bound or (D) any Governmental Requirement applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, that has not been obtained or satisfied; and

            (c) each of (i) this Amendment and (ii) the Term Loan Agreement as amended by this Amendment, is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or equitable principles relating to enforceability whether raised in a proceeding in equity or at law.

            Section 5. Expenses. The Borrower agrees to pay and reimburse the Lender for all of its reasonable costs and expenses (including, without limitation, fees, expenses and disbursements of legal counsel) in connection with this Amendment, as more fully set forth in Section 9.03 of the Term Loan Agreement.

            Section 6. Miscellaneous.

            (a) This Amendment shall not constitute, nor be deemed to constitute, except as expressly provided in Section 2, a waiver of any Event of Default or any other provision of the Term Loan Agreement or the Note. This Amendment is limited to the amendments expressly set forth herein and, except for such express amendments, this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the Term Loan Agreement or the Note, including, without limitation, any rights, powers or remedies of the Lender or any obligations or liabilities of the Borrower.

            (b) At all times from and after the First Amendment Date, all references in the Term Loan Agreement and the Note to the Term Loan Agreement shall be deemed to be references to the Term Loan Agreement after giving effect to, and as amended by, this Amendment.

            Section 7. Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions and obligations, and of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 8. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy or facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

            Section 9. Headings Descriptive. The headings of the several sections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision hereof.

            Section 10. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

            IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first set forth above.

BORROWER:	MARINER ENERGY LLC
By:
Name:
Title:
LENDER:	ECTMI TRUTTA HOLDINGS LP By: BROOK I LLC, its General Partner
By:
Name: Joseph M. Deffner
Title: Manager and Managing Director